Page 1 of 11 Pages

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*
                                **Exit Filing**

                        Casual Male Retail Group, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                     Common
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    148711104
             -----------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                            Page 2 of 11 Pages

CUSIP No. 148711104
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Capital Group, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                    0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               100,000**
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                     0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         100,000**
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      100,000**
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT
**All shares of common stock have been sold. 100,000 represents warrants which may be exercised within 60 days to acquire beneficial ownership.

                                            Page 3 of 11 Pages

CUSIP No. 148711104
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       BAMCO, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                    0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               100,000**
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                     0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         100,000**
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       100,000**
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

**All shares of common stock have been sold. 100,000 represents warrants which may be exercised within 60 days to acquire beneficial ownership.

                                            Page 4 of 11 Pages

CUSIP No. 148711104
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Small Cap Fund
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                     0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH              100,000**
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                      0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                        100,000**
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      100,000**
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IV
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

**All shares of common stock have been sold. 100,000 represents warrants which may be exercised within 60 days to acquire beneficial ownership.

                                            Page 5 of 11 Pages

CUSIP No. 148711104
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Ronald Baron
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                    0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               100,000**
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                     0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         100,000**
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       100,000**
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

**All shares of common stock have been sold. 100,000 represents warrants which may be exercised within 60 days to acquire beneficial ownership.

                                            Page 6 of 11 Pages

Item 1.

        (a)  Name of Issuer:
             Casual Male Retail Group, Inc.

        (b)  Address of Issuer's Principal Executive Offices:
             555 Turnpike Street
             Canton, MA 02021



Item 2.

        (a)  Name of Persons Filing:
             Baron Capital Group, Inc. ("BCG")
             BAMCO, Inc. ("BAMCO")
             Baron Small Cap Fund ("BSC")
             Ronald Baron
        (b)  Address of Principal Business Office:
               767 Fifth Avenue
               New York, NY 10153
        (c)  Citizenship:
               BCG and BAMCO are New York corporations. Baron Small Cap Fund is a series of a Massachusetts Business Trust. Ronald Baron is a citizen of the United States.
        (d)  Title of Class Securities:
               Common
        (e)  CUSIP Number:
               148711104


Item 3.    PERSONS FILING:

        BCG and Ronald Baron are:
              (g) Parent holding companies, in accordance with
                  Section 240.13d-1(b)(ii)(G)
        BAMCO is:
              (e) Investment Adviser registered under Section 203 of
                  the Investment Advisers Act of 1940
        BSC is:
              (d) Investment Company registered under Section 8 of the
                  Investment Company Act.
        All persons filing are:
              (j) Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

                                            Page 7 of 11 Pages


Item 4.    OWNERSHIP^

         (a) Amount Beneficially Owned as of November 30, 2008:**

               BCG:            100,000 shares
               BAMCO:          100,000 shares
               BSC:            100,000 shares
               Ronald Baron:   100,000 shares

         (b) Percent of Class#:

               BCG:               0.2%
               BAMCO:             0.2%
               BSC:               0.2%
               Ronald Baron       0.2%




^BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO and its affiliates.


**All shares of common stock have been sold. 100,000 represents warrants which may be exercised within 60 days to acquire beneficial ownership.

                                                Page 8 of 11 Pages

          (c) Number of shares as to which such person has:
                (i)   sole power to vote or direct the vote:
                          BCG:                    0
                          BAMCO:                  0
                          BSC:                    0
                          Ronald Baron:           0
                (ii)  shared power to vote or direct the vote:**
                          BCG:              100,000
                          BAMCO:            100,000
                          BSC:              100,000
                          Ronald Baron:     100,000
                (iii) sole power to dispose or to direct
                      the disposition of:*
                          BCG:                    0
                          BAMCO:                  0
                          BSC:                    0
                          Ronald Baron:           0
                (iv)  shared power to dispose or direct
                      the disposition of:**
                          BCG:              100,000
                          BAMCO:            100,000
                          BSC:              100,000
                          Ronald Baron:     100,000

Item 5.  OWNERSHIP OF 5% OR LESS OF A CLASS
         Filing Persons have ceased being the beneficial owners of more than 5% of the filing class of securities reported herein.

Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
         Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

         BAMCO is a subsidiary of BCG. BSC is an investment advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Item 3.


* By virtue of investment advisory agreements with its clients, BAMCO has been given the discretion to dispose or the disposition of the securities in the advisory accounts.
  All such discretionary agreements, are however, revocable.
**All shares of common stock have been sold. 100,000 represents warrants which are exercisable anytime

                                                 Page  9 of 11 Pages

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Date:  December 10, 2008

                        Baron Capital Group, Inc. and
                        BAMCO, Inc.
                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron, Chairman and CEO

                        Baron Small Cap Fund
                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron, CEO


                        Ronald Baron, Individually

                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron

                                             Page 10 of 11 Pages


                    Joint Filing Agreement


The undersigned each hereby agree that the Schedule 13G Amendment No.6 dated December 10, 2008, which relates to the common stock of Casual Male Retail Group, Inc., to be filed jointly on behalf of each of them for the reasons stated therein, and any amendments thereto shall be filed jointly by the undersigned.

Dated:  December 10, 2008

                        Baron Capital Group, Inc. and
                        BAMCO, Inc.
                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron, Chairman and CEO

                        Baron Small Cap Fund
                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron, CEO


                        Ronald Baron, Individually
                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron